   As filed with the Securities and Exchange Commission on December 9, 1998

                                                      Registration No. 333-47055

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                       POST-EFFECTIVE AMENDMENT NO. 2 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                 CONNECT, INC.
            (Exact Name of Registrant as specified in its charter)

       DELAWARE                                           77-0431045
(State of incorporation)                    (I.R.S. Employer Identification No.)

                               515 ELLIS STREET
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                (650) 254-4000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               GORDON J. BRIDGE
                             CHAIRMAN OF THE BOARD
                                 CONNECT, INC.
                               515 ELLIS STREET
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                (650) 254-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                             DONALD M. KELLER, JR.
                               VENTURE LAW GROUP
                          A PROFESSIONAL CORPORATION
                              2800 SAND HILL ROAD
                         MENLO PARK, CALIFORNIA 94025
                                (650) 854-4488

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

   If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     The purpose of this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (the "Registration Statement") of CONNECT, Inc., is solely to file the form of prospectus supplement contained herein.

PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated April 7, 1998)



                               8,096,911 SHARES
                (AS ADJUSTED TO REFLECT A ONE-FOR-FIVE REVERSE
                  STOCK SPLIT EFFECTED ON FEBRUARY 26, 1998)


                                 CONNECT, INC.


                                 COMMON STOCK
                         _____________________________


       The information contained herein supplements and updates information contained in the Prospectus dated April 7, 1998 (the "Prospectus") relating to the exchange (the "Exchange") of an aggregate of 4,905,209 shares of Series A Preferred Stock for 8,096,911 shares of Common Stock of CONNECT, Inc. (the "Company").

       In addition, effective as of the close of business on February 26, 1998, the Company effected a one-for-five reverse split of its Common Stock. The information contained herein should be considered in conjunction with, and is qualified in its entirety by, the information contained in the Prospectus, which provides a more complete description of the Exchange, the Company and other considerations.

       No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the Prospectus in connection with the offer made by this Prospectus Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by CONNECT, Inc. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of CONNECT, Inc. since the date hereof. This Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                         _____________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
              SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                 THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS.
                    ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                         _____________________________





          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 9, 1998

       This Prospectus Supplement (the "Prospectus Supplement") supplements the Prospectus dated April 7, 1998 (the "Prospectus") of CONNECT, Inc. (the "Company") relating to the public offering (which is not being underwritten) and sale of up to 8,096,911 shares of Common Stock (the "Shares"), of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest of such stockholders that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders").

       Norwest Equity Partners V, a Selling Stockholder ("Norwest"), has informed the Company that it may make a partnership distribution of certain shares of the Company's Common Stock held by Norwest. As a result of such distribution, Norwest Limited, Inc. may receive up to an aggregate of 1,097,972 shares of Common Stock, representing approximately 8.5% of the total outstanding shares of Common Stock of the Company (based on 12,893,843 shares outstanding as of November 11, 1998). In addition, certain other partners of Norwest may receive shares of Common Stock representing, in the aggregate, less than 1% of the total outstanding shares of Common Stock. As a result, Norwest Limited, Inc. and such other distributees would become Selling Stockholders under the Prospectus.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Registrant will bear no expenses in connection with any sale or other distribution by the Selling Stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.


             SEC registration fee                  $ 3,900
             Legal fees and expenses                20,000
             Accounting fees and expenses            8,000
             Miscellaneous expenses                  3,100
                                                   -------
             Total                                 $35,000
                                                   =======


Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Certificate of Incorporation and Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, the Registrant carries director and officer liability insurance.

         In connection with this offering, the Selling Stockholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Stockholders and contained herein.

Item 16. EXHIBITS.

         Exhibits.
         --------
         5.1+     Opinion of Venture Law Group, A Professional Corporation

         23.1+    Consent of Independent Auditors (see page II-4)

         23.2+    Consent of Counsel (included in Exhibit 5.1)

         24.1+    Power of Attorney
         ________________________________
         +  Previously filed.


Item 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

             (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, CONNECT, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, State of California, on December 9, 1998.


                   CONNECT, INC.

                   By:  /s/ GREIGORY O. PARK
                      --------------------------------------------
                        Greigory O. Park
                        Vice President, Finance and Administration
                        and Chief Financial Officer

       Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                                Title                                    Date
             ---------                                -----                                    ----

/s/ GORDON J. BRIDGE                  Chairman of the Board of Directors                 December 9, 1998
--------------------------------
Gordon J. Bridge

/s/ GREIGORY O. PARK                  Vice President of Finance and                      December 9, 1998
--------------------------------      Administration and Chief Financial
Greigory O. Park                      Officer (Principal Financial and
                                      Accounting Officer)


/s/ PROMOD HAQUE                      Director                                           December 9, 1998
--------------------------------
Promod Haque

/s/ RICHARD H. LUSSIER                Director                                           December 9, 1998
--------------------------------
Richard H. Lussier

/s/ RORY T. O'DRISCOLL                Director                                           December 9, 1998
--------------------------------
Rory T. O'Driscoll

/s/ CRAIG D. NORRIS                   President, Chief Executive Officer                 December 9, 1998
--------------------------------      and Director
Craig D. Norris
